Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

TISHMAN SPEYER INNOVATION II CORP.

January 25, 2021

Tishman Speyer Innovation II Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is Tishman Speyer Innovation II Corp.

SECOND: This Amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate”) was duly adopted in accordance with Section 228 and Section 242 of the DGCL by the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon.

THIRD: Article I of the Certificate is hereby amended by deleting Article I thereof in its entirety and inserting in its place a new Article I to read as follows:

“ARTICLE I

NAME

The name of the corporation is Tishman Speyer Innovation Corp. II (the “Corporation”).”

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused the Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Tishman Speyer Innovation II Corp.

By:	/s/ Paul A. Galiano
	Name:	Paul A. Galiano
	Title:	Chief Operating Officer and Chief Financial Officer

[Signature Page to Tishman Speyer Innovation II Corp. Certificate of Amendment]